FOR IMMEDIATE RELEASE
June 15, 2006

Contact: David Morris, (907) 265-5396
dmorris@gci.com

GREG CHAPADOS JOINS GCI AS SENIOR VICE PRESIDENT, FEDERAL AFFAIRS AND BUSINESS DEVELOPMENT

     ANCHORAGE- General Communication, Inc. (GCI), Alaska's largest telecommunications provider, has hired Greg Chapados as senior vice president for Federal Affairs and Business Development. Chapados comes to GCI with a wealth of federal policy-making, new business development, and investment banking experience.

     As part of the GCI team responsible for advocacy in Washington, D.C., Chapados will provide strategic guidance to the company on federal policy issues. He will also be involved with the development of business ventures in local, wireless, and long distance telephone services; cable television; and, Internet and data communications. Chapados will be based in Anchorage.

     Prior to joining GCI, Chapados was a managing director at two boutique investment banks in Dallas, Integrated Strategy Initiatives, LLC. and Hoak Breedlove Wesneski & Co, where he worked with competitive local exchange companies, Internet service providers, Internet retailers and service providers, and technology-focused defense contractors.

     Before becoming an investment banker, Chapados was senior vice president for New Business Development at Crown Media Inc., a top 20 cable multiple system operator, where he pursued investments in telecommunications, technology, and programming.

     Prior to joining Crown, Chapados served as Assistant Secretary of Commerce for Communications and Information. In that position, he ran the National Telecommunications and Information Administration, which is the principal advisor to the President on communications policy, manages all federal use of radio spectrum, and conducts telecommunications technology research.

     From 1983 to 1992, Chapados served as Chief of Staff and Legislative Assistant to Senator Ted Stevens (R-Alaska). In that position, he was deeply involved in the 1991 Amendments to the Alaska Native Claims Settlement Act, the response to the Exxon Valdez oil spill, and federal telecommunications policy issues affecting Alaska.

     Chapados was born and raised in Fairbanks, Alaska. He received a Bachelor degree from Harvard University and Juris Doctorate degree from Harvard Law School.

     GCI (NASDAQ:GNCMA) is the largest telecommunications provider in Alaska. The company provides local, wireless, and long distance telephone service, cable television, Internet and data communication. More information about the company can be found at www.gci.com.

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